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EXHIBIT 4.2

NON-QUALIFIED STOCK OPTION AGREEMENT

        NON-QUALIFIED STOCK OPTION AGREEMENT dated as of March 15, 2001 between RUSH ENTERPRISES, INC., a Texas corporation (the "Company"), and                         (the "Optionee").

        The Company hereby grants to the Optionee to purchase 20,000 shares of the Company's Common Stock, $.01 par value ("Common Stock"), at the price of $4.13 per share, subject to adjustment as provided herein (the "Option"). This Option is granted outside of and therefore shall not be subject to the terms and provisions of the Company's Amended 1997 Non-Employer Director Stock Option Plan. This Option is a non-qualified stock option which is not intended to be governed by Section 422 of the Internal Revenue Code of 1986, as amended.

        1.    Term.    This Option shall be for a term commencing on this date and ending ten years from the date of grant (such date being indicated above), unless this Option is terminated earlier by reason of the Optionee's ceasing to be a director as provided in Paragraph 4 below.

        2.    Vesting.    Each Option shall be fully exercisable as of the date of grant.

        3.    Restrictions on Transfer.    The Option granted hereunder shall not be assignable or transferrable by the Optionee except by will or by the laws of descent and distribution is exercisable, during the Optionee's lifetime, only by the Optionee.

        4.    Termination.    Except as may be otherwise expressly provided herein, the Option, to the extent it shall not previously have been exercised, shall terminate on the earlier of the following:

  (a)
  On the last day within the thirty day period commencing on the date on which the Optionee ceases to be a member of the Company's Board of Directors, for any reason other than the death or disability of the Optionee or his resignation after five years of service;

  (b)
  On the last day within the one year period commencing on the date on which the Optionee ceases to be a member of the Company's Board of Directors because of permanent disability;

  (c)
  On the last day within the one year period commencing on the date of the Optionee's death while serving as a member of the Company's Board of Directors, during which period the executor or administrator of the Optionee's estate or the person or persons to whom the Optionee's Option shall have been transferred by will or the laws of descent or distribution, shall be entitled to exercise the Option in respect of the number of shares that the Optionee would have been entitled to purchase had the Optionee exercised the Option on the date of his death;

  (d)
  On the last day within the one year period commencing on the date the Optionee, has had at least five years of service on the Board of Directors of the Company, resigns from the Board of Directors of the Company, during which period the Optionee, or the executor or administrator of the Optionee's estate or the person or persons to whom the Option shall have been transferred by the will or the laws of descent or distribution in the event of the Optionee's death within such one year period, as the case may be, shall be entitled to exercise the Option in respect of the number of shares that the Optionee would have been entitled to purchase had the Optionee exercised the Option on the date of such resignation; and

  (e)
  Ten years after the date of grant of the Option.

        5.    Changes in the Company's Capital Structure.    In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares, mergers, consolidation, liquidations, split-ups, split-offs, spin-offs, or other similar changes in capitalization, or any distribution to shareholders, including a rights offering, other than regular cash dividends,changes in the outstanding stock of the Company by reason of any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any similar capital adjustment or the payment of any stock dividend, any share repurchase at a price in excess of the market price of the Common Stock at the time such repurchase is announced or other increase or decrease in the number of such shares, the Company shall make appropriate adjustment in the number, price or kind of shares covered by the Option; provided, however, that no such adjustment shall increase the aggregate value of the Company.

        In the event of any adjustment in the number of shares covered by any Option, any fractional shares resulting from such adjustment shall be disregarded and each such Option shall cover only the number of full shares resulting from such adjustment.

        6.    Exercise of Options.    Payment of the purchase price of the shares of Common Stock subject to this Option may be made (i) in any combination of cash or whole shares of Common Stock already owned by the Optionee or (ii) in shares of Common Stock withheld by the Company from the shares of Common Stock otherwise issuable to the Optionee as a result of the exercise of this Option ("cashless exercise"). Subject to the terms and conditions of this Agreement, this Option may be exercised by written notice to the Company at its principal office, attention of the Secretary. Such notice shall (a) state the election to exercise this Option, the number of shares in respect of which it is being exercised and the manner of payment for such shares and (b) be signed by the person or persons so exercising this Option and, in the event such Option is being exercised pursuant to Paragraph 4 by any person or persons other than the Optionee, accompanied by appropriate proof of the right of such person or persons to exercise this Option. Such notice shall either (i) elect cashless exercise or be accompanied by payment of the full purchase price of such shares, in which event the Company shall issue and deliver a certificate or certificates representing such shares as soon as practicable after the notice is received, or (ii) fix a date (not more than 10 business days from the date of such notice) for the payment of the full purchase price of such shares at the Company's principal office, against delivery of a certificate or certificates representing such shares. Cash payments of such purchase price shall, in case of clause (i) or (ii) above, be made by cash or check payable to the order of the Company. Common Stock payments (valued at fair market value on the date of exercise, as determined by the Board of Directors of the Company), shall be made by delivery of stock certificates in negotiable form. All cash and Common Stock payments shall, in either case, be delivered to the Company at its principal office, attention of the Secretary. Shares of Common Stock withheld pursuant to a cashless exercise election shall be valued at the fair market value on the date of exercise, as determined by the Board of Directors of the Company. If certificates representing Common Stock are used to pay all or part of the purchase price of this Option, a replacement certificate shall be delivered by the Company representing the number of shares delivered but not so used, and an additional certificate shall be delivered representing the additional shares to which the holder of this Option is entitled as a result of the exercise of this Option. The certificate or certificates for the shares as to which this Option shall have been so exercised shall be registered in the name of the person or persons so exercising this Option and shall be delivered as aforesaid to or upon the written order of the person or persons exercising this Option. All shares issued as provided herein will be fully paid and nonassessable.

        For purposes of this Paragraph 6, the "fair market value" of a share of stock as of any particular date shall mean the closing sale price of a share of Common Stock on that date as reported by the principal national securities exchange on which the Common Stock is listed if the Common Stock is then listed on a national securities exchange, or if the Common Stock is not so listed, the average of the bid and asked price of a share of Common Stock on that date and reported in the National Association of Securities Dealers Automated Quotation system; provided that if no such closing price or quotes are so reported on that date or if in the discretion of the Committee another means of determining the fair market value of a share of stock at such date shall be necessary or advisable, the Board of Directors of the Company may provide for another means for determining such fair market value.

        7.    Administration.    The Board of Directors of the Company shall have the power to interpret this Agreement. All actions taken and all interpretations and determinations made by the Board of Directors of the Company shall be final and binding upon the Optionee, the Company and all other interested persons.

        8.    Reserves, Etc.    Shares of Common Stock delivered upon the exercise of this Option shall, in the discretion of the Board, be either shares of Common Stock heretofore or hereafter authorized and then unissued, or previously issued shares of Common Stock heretofore or hereafter acquired through purchase in the open market or otherwise, or some of each. The Company shall be under no obligation to reserve or to retain in its treasury any particular number of shares of Common Stock at any time, and no particular shares, whether unissued or held as treasury shares, shall be identified as those covered by this Option.

        9.    General Restrictions.

  (a)
  The Company shall not be required to sell or issue any shares under this Option if the issuance of such shares shall constitute a violation by the Optionee or the Company of any provisions of any law or regulation of any governmental authority. This Option granted hereunder shall be subject to the requirement that, if at any time the Board shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any governmental regulatory body, or (iii) an agreement by the Optionee with respect to the disposition of shares of Common Stock is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of this Option or the issuance, purchase or delivery of shares of Common Stock thereunder, this Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board.

  (b)
  The Optionee hereby (i) represents and warrants that any shares of Common Stock issued, transferred or delivered to, or acquired by, the Optionee pursuant to this Agreement shall be acquired solely for the Optionee's own account for investment, and not with a view to any distribution thereof that would violate the Securities Act of 1933 (the "Securities Act") or the applicable securities laws of any state, (ii) agrees that he will not distribute any such shares of Common Stock in violation of the Securities Act or the applicable securities laws of any state, and (iii) acknowledges that, unless notified to the contrary by the Company, such shares of Common Stock will not have been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration becomes or is available.

  (c)
  In the event the shares issuable on exercise of this Option are not registered under the Securities Act of 1933, the Company may imprint on the certificate for such shares the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933:

      "The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any state and may not be sold or transferred except upon such registration or upon receipt by the Corporation of an opinion of counsel satisfactory, in form and substance to the Corporation, that registration is not required for such sale or transfer."

    The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) and, in the event any shares are so registered, the Company may remove any legend on certificates representing such shares. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of this Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

        10.    No Rights as Stockholder.    The Optionee shall have no rights as a stockholder with respect to shares covered by the Option until the date of issuance of a stock certificate for such shares; and, except as otherwise provided in Section 5 hereof, no adjustment for dividends or otherwise shall be made if the record date therefor is prior to the date of issuance of such certificate.

        11.    Entire Agreement; Amendment.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, except that any waiver of any term or condition of this Agreement must be in writing.

        12.    Governing Law.    The laws of the State of Texas shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflict of laws.

        13.    Successors.    This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

        14.    Notices.    All notices or other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Optionee:

To the Company:
Street Address:
Rush Enterprises, Inc. 555 IH-35 South, Suite 500 New Braunfels, Texas 78130 Attn: Secretary
Mailing Address:
Rush Enterprises, Inc. P. O. Box 34630 San Antonio, Texas 78265 Attention: Secretary

        15.    Waiver.    The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

        16.    Construction.    Titles are provided herein for convenience only and are not to serve as a basis for interpretation on construction of this Agreement. The singular form shall include the plural, when the context so indicates.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Optionee has hereunto set his signature, all as of the date first above written.

RUSH ENTERPRISES, INC.
By:	W. Marvin Rush Chairman of the Board and Chief Executive Officer
OPTIONEE

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  EXHIBIT 4.2